       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share)
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

                                                        Three Months Ended Twelve Months Ended
                                                           December 31,         December 31,
                                                          1995       1996       1995    1996
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
Weighted average number of common shares outstanding      3,356      3,363      3,050    3,360
Common stock equivlents from outstanding stock options        0          0          0        0
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Average common and common stock equivalents outstanding   3,356      3,363      3,050    3,360
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Net Income (Loss)                                       $(1,410)   $(1,035)   $(1,097) $(3,453)
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Earnings (Loss) per share (1)                           $  (.42)   $  (.31)   $  (.36) $ (1.03)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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